Sound Financial Bancorp, Inc. Q3 2025 Results
Seattle, WA, October 28, 2025 — Sound Financial Bancorp, Inc. (the "Company") (Nasdaq: SFBC), the holding company for Sound Community Bank (the "Bank"), today reported net income of $1.7 million for the quarter ended September 30, 2025, or $0.66 diluted earnings per share, as compared to net income of $2.1 million, or $0.79 diluted earnings per share, for the quarter ended June 30, 2025, and $1.2 million, or $0.45 diluted earnings per share, for the quarter ended September 30, 2024. The Company also announced today that its Board of Directors declared a cash dividend on the Company's common stock of $0.19 per share, payable on November 21, 2025 to stockholders of record as of the close of business on November 7, 2025.

Comments from the Chief Executive Officer and President / Chief Financial Officer
“Despite the ongoing economic uncertainty exacerbated by the extended government shutdown, we continued to execute on our core banking strategies. This is reflected in a 50-basis point year-over-year improvement in our net interest margin, stable operating expenses and strong credit quality. Subsequent to quarter end, we paid down $4 million of our subordinated debt, further demonstrating our strong liquidity and capital positions,” remarked Laurie Stewart, Chief Executive Officer.

"Although the valuation of our mortgage servicing portfolio declined during the quarter, our core earnings returned to levels last seen prior to the higher rate cycle. This improvement reflects our ongoing focus on disciplined expense management and prudent loan portfolio growth," explained Wes Ochs, President and Chief Financial Officer.

Mr. Ochs continued, "Asset quality remains solid and well-managed, supported by a robust commercial pipeline as we head into year-end. While our technology investments have increased costs compared to the prior year, they have already generated operational efficiencies and positioned us to scale effectively for future growth."

Q3 2025 Financial Performance
Total assets increased $1.9 million or 0.2% to $1.06 billion at September 30, 2025, from $1.06 billion at June 30, 2025, and decreased $40.8 million or 3.7% from $1.10 billion at September 30, 2024.
Net interest income decreased $315 thousand or 3.4% to $8.9 million for the quarter ended September 30, 2025, from $9.3 million for the quarter ended June 30, 2025, and increased $1.1 million or 13.6% from $7.9 million for the quarter ended September 30, 2024.

Net interest margin ("NIM"), annualized, was 3.48% for the quarter ended September 30, 2025, compared to 3.67% for the quarter ended June 30, 2025 and 2.98% for the quarter ended September 30, 2024.
Loans held-for-portfolio increased $5.4 million or 0.6% to $909.7 million at September 30, 2025, compared to $904.3 million at June 30, 2025, and increased $8.0 million or 0.9% from $901.7 million at September 30, 2024.

A $55 thousand provision for credit losses was recorded for the quarter ended September 30, 2025, compared to provisions for credit losses of $170 thousand and $8 thousand for the quarters ended June 30, 2025 and September 30, 2024, respectively. The allowance for credit losses on loans to total loans outstanding was 0.94% at September 30, 2025 and June 30, 2025, compared to 0.95% at September 30, 2024.

Total deposits decreased $516 thousand or 0.1% to $898.9 million at September 30, 2025, from $899.5 million at June 30, 2025, and decreased $31.3 million or 3.4% from $930.2 million at September 30, 2024. Noninterest-bearing deposits increased $7.2 million or 5.8% to $131.4 million at September 30, 2025 compared to $124.2 million at June 30, 2025, and increased $1.7 million or 1.3% compared to $129.7 million at September 30, 2024.

Total noninterest income decreased $239 thousand or 21.3% to $881 thousand for the quarter ended September 30, 2025, compared to the quarter ended June 30, 2025, and decreased $354 thousand or 28.7% compared to the quarter ended September 30, 2024.

The loans-to-deposits ratio was 101% at both September 30, 2025 and June 30, 2025 , compared to 97% at September 30, 2024.
Total noninterest expense remained relatively stable at $7.7 million for the quarters ended September 30, 2025, June 30, 2025, and September 30, 2024.
Total nonperforming loans decreased $649 thousand or 19.3% to $2.7 million at September 30, 2025, from $3.4 million at June 30, 2025, and decreased $5.8 million or 68.0% from $8.5 million at September 30, 2024. Nonperforming loans to total loans was 0.30% and the allowance for credit losses on loans to total nonperforming loans was 315.20% at September 30, 2025.

The Bank continued to maintain capital levels in excess of regulatory requirements and was categorized as "well-capitalized" at September 30, 2025.

Operating Results
Net Interest Income after Provision for Credit Losses

	For the Quarter Ended			Q3 2025 vs. Q2 2025		Q3 2025 vs. Q3 2024
	September 30, 2025	June 30, 2025	September 30, 2024	Amount ($)	Percentage (%)	Amount ($)	Percentage (%)
	(Dollars in thousands, unaudited)
Interest income	$14,652	$14,915	$14,838	$(263)	(1.8)%	$(186)	(1.3)%
Interest expense	5,712	5,660	6,965	52	0.9%	(1,253)	(18.0)%
Net interest income	8,940	9,255	7,873	(315)	(3.4)%	1,067	13.6%
Provision for credit losses	55	170	8	(115)	(67.6)%	47	587.5%
Net interest income after provision for credit losses	8,885	9,085	7,865	(200)	(2.2)%	1,020	13.0%
Q3 2025 vs. Q2 2025
Interest income decreased $263 thousand, or 1.8%, to $14.7 million for the quarter ended September 30, 2025, compared to $14.9 million for the quarter ended June 30, 2025. The decrease was primarily due to a lower average balance of interest-earning cash, and a 25 basis point decline in the average yield on loans, offset by a higher average balance of loans.
Interest income on loans decreased $183 thousand, or 1.3%, to $13.5 million for the quarter ended September 30, 2025, compared to $13.7 million for the quarter ended June 30, 2025. The average balance of total loans was $910.3 million for the quarter ended September 30, 2025, compared to $895.0 million for the quarter ended June 30, 2025. The increase in the average balance of total loans was primarily due to growth in commercial and multifamily loans, construction and land loans, home equity loans, and commercial business loans, partially offset by declines in one-to-four family loans. The average balances for manufactured home, floating home, and other consumer loans remained relatively unchanged from the second quarter of 2025. The average yield on total loans was 5.89% for the quarter ended September 30, 2025, down from 6.14% for the quarter ended June 30, 2025. This decrease in yield was primarily due to recognition of interest income from the payoff of loans previously on nonaccrual during the second quarter of 2025, which temporarily elevated yields in that period. Because those loans were no longer outstanding in the third quarter, the related income did not recur, resulting in a lower average yield. This impact was partially offset by new loan originations at higher rates and upward repricing of variable-rate loans during the third quarter of 2025.
Interest income on investments was $124 thousand for the quarter ended September 30, 2025, compared to $123 thousand for the quarter ended June 30, 2025. Interest income on interest-bearing cash decreased $81 thousand to $1.0 million for the quarter ended September 30, 2025, compared to $1.1 million for the quarter ended June 30, 2025. This decrease was a result of a lower average balance and yield of interest-earning cash during the quarter.
Interest expense increased $52 thousand or 0.9%, to $5.7 million for the quarter ended September 30, 2025, compared to the quarter ended June 30, 2025. The increase in interest expense during the current quarter from the prior quarter was primarily the result of higher average balances and rates paid on savings and money market accounts and higher average balances of certificate accounts, partially offset by lower rates paid on certificate accounts, as well as lower balances on demand and NOW accounts. The average cost of deposits was 2.32% for the quarter ended September 30, 2025, down from 2.34% for the quarter ended June 30, 2025, as higher costing deposits repriced lower due to market interest rate cuts beginning in September 2024. Interest expense on FHLB advances remained relatively unchanged during the current quarter compared to the prior quarter.
A provision for credit losses of $55 thousand was recorded for the quarter ended September 30, 2025, consisting of a provision for credit losses on loans of $65 thousand and a release of provision for credit losses on unfunded loan commitments of $10 thousand. This compared to a provision for credit losses of $170 thousand for the quarter ended June 30, 2025, consisting of a provision for credit losses on loans of $164 thousand and a provision for credit losses on unfunded loan commitments of $6 thousand. The decrease in the provision for credit losses for the quarter ended September 30, 2025 compared to the quarter ended June 30, 2025 resulted primarily from a smaller increase in the size of the portfolio in the third quarter compared to the second quarter. Although loan growth continued, the smaller overall increase in portfolio size reduced the need for additional reserves. Qualitative adjustments remained largely consistent with the prior quarter, except for new adjustments reflecting a sustained decline in commercial real estate collateral primarily due to loan origination vintage. These adjustments were partially offset by a reduced proportion of consumer loan segments, including floating home loans, which carry higher expected credit loss rates compared to the commercial loan segments that experienced growth during the current quarter. Expected credit loss estimates are based on a range of factors, including market conditions, borrower-specific information, projected delinquencies, and anticipated effects of economic trends on borrowers' ability to repay.
Q3 2025 vs. Q3 2024
Interest income on loans increased $636 thousand, or 4.9%, to $13.5 million for the quarter ended September 30, 2025, compared to $12.9 million for the quarter ended September 30, 2024. The average balance of total loans was $910.3 million for the quarter ended September 30, 2025, up from $898.6 million for the quarter ended September 30, 2024. The average yield on total loans was 5.89% for the quarter ended September 30, 2025, up from 5.70% for the quarter ended September 30, 2024. The increase in the average loan yield was primarily due to the origination of new loans at higher interest rates, and upward repricing on variable-rate loans.
Interest income on investments was $124 thousand for the quarter ended September 30, 2025, compared to $132 thousand for the quarter ended September 30, 2024. Interest income on interest-bearing cash decreased $814 thousand to $1.0 million for the quarter ended September 30, 2025, compared to $1.8 million for the quarter ended September 30, 2024. The decrease was a result of both a lower average yield, resulting from reductions in the rates paid on interest-earning cash, and a lower average balance of interest-bearing cash during the period.
Interest expense decreased $1.3 million, or 18.0%, to $5.7 million for the quarter ended September 30, 2025, compared to $7.0 million for the quarter ended September 30, 2024. The decrease was primarily the result of a $15.9 million decrease in the average balance of interest-bearing demand and NOW accounts, a $12.5 million decrease in the average balance of certificate accounts, and a $15.0 million decrease in the average balance of FHLB advances, as well as lower average rates paid on all categories of interest-bearing deposits, reflecting lower market interest rates. These average-balance decreases were partially offset by a $10.3 million increase in the average balance of savings and money market accounts. The average cost of deposits was 2.32% for the quarter ended September 30, 2025, down from 2.74% for the quarter ended September 30, 2024. The average cost of FHLB advances was 4.27% for the quarter ended September 30, 2025, down from 4.32% for the quarter ended September 30, 2024.
A provision for credit losses of $55 thousand was recorded for the quarter ended September 30, 2025, consisting of a provision for credit losses on loans of $65 thousand and a release of provision for credit losses on unfunded loan commitments of $10 thousand. This compared to a provision for credit losses of $8 thousand for the quarter ended September 30, 2024, consisting of a provision for credit losses on loans of $106 thousand and a release of provision for credit losses on unfunded loan commitments of $98 thousand. The larger provision in the current quarter, compared to the same quarter last year, primarily reflects the significant release of unfunded commitment reserves in the third quarter of 2024. That release was largely driven by both a reduction in unfunded balances as projects were completed and improvements in qualitative factors within the construction loan segment due to improved economic conditions. The provision for credit losses in the third quarter of 2024 was also higher relative to the current quarter due to greater loan portfolio growth during the earlier quarter. Subsequent changes in portfolio composition, size, and qualitative factors have reduced the differences in provisions between the comparable periods.
Noninterest Income

	For the Quarter Ended			Q3 2025 vs. Q2 2025		Q3 2025 vs. Q3 2024
	September 30, 2025	June 30, 2025	September 30, 2024	Amount ($)	Percentage (%)	Amount ($)	Percentage (%)
	(Dollars in thousands, unaudited)
Service charges and fee income	$672	$664	$628	$8	1.2%	$44	7.0%
Earnings on bank-owned life insurance (“BOLI”)	225	229	186	(4)	(1.7)%	39	21.0%
Mortgage servicing income	262	263	280	(1)	(0.4)%	(18)	(6.4)%
Fair value adjustment on mortgage servicing rights	(372)	(80)	101	(292)	365.0%	(473)	(468.3)%
Net gain on sale of loans	94	44	40	50	113.6%	54	135.0%
Total noninterest income	$881	$1,120	$1,235	$(239)	(21.3)%	$(354)	(28.7)%
Q3 2025 vs. Q2 2025
The decrease in noninterest income during the current quarter compared to the quarter ended June 30, 2025 was primarily related to:

•a $292 thousand decline in the fair value adjustment on mortgage servicing rights due to an overall smaller servicing portfolio, as well as a lower market valuation due to changes associated with a decline in interest rates, partially offset by;
•a $50 thousand increase in net gain on sale of loans, primarily related to an increase in the volume of loans sold.

Loans sold during the quarter ended September 30, 2025, totaled $5.3 million, compared to $3.6 million during the quarter ended June 30, 2025. This was as a result of lower market interest rates increasing mortgage origination activity in the current quarter.

Q3 2025 vs. Q3 2024
The decrease in noninterest income during the current quarter compared to the quarter ended September 30, 2024 was primarily due to:
•a $473 thousand decline in the fair value adjustment on mortgage servicing rights, for the same reasons noted above, as well as a smaller servicing portfolio; and
•an $18 thousand decrease in mortgage servicing income as a result of a smaller servicing portfolio.

These decreases were partially offset by:

•a $44 thousand increase in service charges and fee income primarily due higher interchange income in the current quarter;
•a $39 thousand increase in earnings from BOLI, primarily due to the strategic decision to surrender and exchange existing policies into higher yielding policies in the first quarter of 2025, with the benefit of improved yields continuing into the third quarter; and
•a $54 thousand increase in net gain on sale of loans due to an increase in the volume of loans sold.
Noninterest Expense

	For the Quarter Ended			Q3 2025 vs. Q2 2025		Q3 2025 vs. Q3 2024
	September 30, 2025	June 30, 2025	September 30, 2024	Amount ($)	Percentage (%)	Amount ($)	Percentage (%)
	(Dollars in thousands, unaudited)
Salaries and benefits	$4,259	$4,321	$4,469	$(62)	(1.4)%	$(210)	(4.7)%
Operations	1,483	1,443	1,540	40	2.8%	(57)	(3.7)%
Regulatory assessments	221	222	189	(1)	(0.5)%	32	16.9%
Occupancy	431	416	414	15	3.6%	17	4.1%
Data processing	1,274	1,254	1,067	20	1.6%	207	19.4%
Net loss (gain) on OREO and repossessed assets	8	9	—	(1)	(11.1)%	8	—%
Total noninterest expense	$7,676	$7,665	$7,679	$11	0.1%	$(3)	—%
Q3 2025 vs. Q2 2025
Noninterest expense during the current quarter compared to the quarter ended June 30, 2025 was largely unchanged.
Q3 2025 vs. Q3 2024
Noninterest expense during the current quarter compared to the quarter ended September 30, 2024 was largely unchanged. While overall noninterest expense remained flat, there were fluctuations within certain expense categories, as noted below:
•a $210 thousand decrease in salaries and benefits, related to higher deferred salaries as a result of higher loan originations in the current quarter than in the same quarter one year ago; and
•a $57 thousand decrease in operations expense, primarily due to lower expenses across various accounts resulting from ongoing cost -saving initiatives and process improvements, as well as timing effects related to marketing campaigns and charitable contributions.

These decreases were partially offset by:

•a $207 thousand increase in data processing expense, reflecting the amortization of projects implemented at the end of the third quarter of 2024, as well as the deployment of new software technology in 2025 that continues to streamline operations and processes;
•a $32 thousand increase in regulatory assessments, due to higher accruals in the current year based on increased exam costs; and
•a $17 thousand increase in occupancy expense, due to higher building lease charges in 2025 resulting from lease renewals and maintenance charges.

Balance Sheet Review, Capital Management and Credit Quality

Assets totaled $1.06 billion at both September 30, 2025 and June 30, 2025, down from $1.10 billion at September 30, 2024. The decrease in total assets from September 30, 2024 was primarily a result of lower balances of cash and cash equivalents, partially offset by higher balances of loans held-for-portfolio.
Cash and cash equivalents decreased $1.4 million, or 1.4%, to $101.2 million at September 30, 2025, compared to $102.5 million at June 30, 2025, and decreased $47.8 million, or 32.1%, from $148.9 million at September 30, 2024. The decrease from September 30, 2024 was primarily due to lower deposit balances and an increase in loans held-for-portfolio.
Investment securities decreased $98 thousand, or 1.0%, to $9.5 million at September 30, 2025, compared to $9.6 million at June 30, 2025, and decreased $635 thousand, or 6.2%, from $10.2 million at September 30, 2024, as pay-offs and paydowns of investments exceeded new purchases. Held-to-maturity securities totaled $1.9 million at September 30, 2025, compared to $2.1 million at both June 30, 2025 and September 30, 2024. Available-for-sale securities totaled $7.6 million at September 30, 2025, compared to $7.5 million at June 30, 2025 and $8.0 million at September 30, 2024. The decreases in our available-for-sale portfolio from September 30, 2024 and in our held-to-maturity portfolio from June 30, 2025 and September 30, 2024 related entirely to principal paydowns. The increase in our available-for-sale portfolio from June 30, 2025 to September 30, 2025 was due to an increase in the market value of our portfolio, resulting in lower unrealized losses.
Loans held-for-portfolio were $909.7 million at September 30, 2025, compared to $904.3 million at June 30, 2025 and $901.7 million at September 30, 2024. The increase from June 30, 2025, was primarily due to new loan originations in commercial and multifamily loans, construction and land loans, and to a lesser extent, home equity loans. The increase from September 30, 2024, reflected growth in home equity, commercial and multifamily, manufactured home, and floating home loans. These increases were partially offset by a decline in one-to-four family loans, driven by fewer new home loans and normal payment amortization, as well as a decrease in construction and land loans due to the completion of projects that were converted to permanent financing.
Nonperforming assets (“NPAs”), which are comprised of nonaccrual loans (including nonperforming modified loans), other real estate owned (“OREO”) and other repossessed assets, decreased $605 thousand, or 16.5%, to $3.1 million at September 30, 2025, from $3.7 million at June 30, 2025, and decreased $5.5 million, or 64.4%, from $8.6 million at September 30, 2024. The decrease in NPAs from June 30, 2025 was primarily due to the payoff of one mortgage loan of $804 thousand, the return of $226 thousand of loans to accrual status, and regular loan payments, partially offset by the addition of four loans totaling $413 thousand to nonaccrual status and $44 thousand of other real estate owned properties. The decrease in NPAs from one year ago was primarily due to payoffs totaling $8.9 million, the return of $411 thousand of loans to accrual status, $266 thousand of loans charged-off, and regular loan payments. These decreases were partially offset by the placement of an additional $4.1 million of loans on nonaccrual status and $229 thousand of new other real estate owned properties.
NPAs to total assets were 0.29%, 0.35% and 0.78% at September 30, 2025, June 30, 2025 and September 30, 2024, respectively. The allowance for credit losses on loans to total loans outstanding was 0.94% at September 30, 2025 and June 30, 2025, compared to 0.95% at September 30, 2024. Net loan charge-offs were $37 thousand for the third quarter of 2025, compared to $21 thousand for the second quarter of 2025 and $14 thousand for the third quarter of 2024.

The following table summarizes our NPAs at the dates indicated (dollars in thousands):

	September 30, 2025	June 30, 2025	March 31, 2025	December 31, 2024	September 30, 2024
Nonperforming Loans:
One-to-four family	$609	$1,423	$762	$537	$745
Home equity loans	201	359	368	298	338
Commercial and multifamily	1,065	1,065	5,627	3,734	4,719
Construction and land	103	21	22	24	25
Manufactured homes	476	489	501	521	230
Floating homes	—	—	2,363	2,363	2,377
Commercial business	—	—	—	11	23
Other consumer	263	9	10	3	32
Total nonperforming loans	2,717	3,366	9,653	7,491	8,489
OREO and Other Repossessed Assets:
One-to-four family	259	259	—	—	—
Manufactured homes	85	41	41	—	115
Total OREO and repossessed assets	344	300	41	—	115
Total NPAs	$3,061	$3,666	$9,694	$7,491	$8,604

Percentage of Nonperforming Loans:
One-to-four family	19.9%	38.8%	7.9%	7.3%	8.7%
Home equity loans	6.6	9.8	3.8	4.0	3.9
Commercial and multifamily	34.8	29.1	58.0	49.8	54.8
Construction and land	3.4	0.6	0.2	0.3	0.3
Manufactured homes	15.6	13.3	5.2	7.0	2.7
Floating homes	—	—	24.4	31.5	27.6
Commercial business	—	—	—	0.1	0.3
Other consumer	8.5	0.2	0.1	—	0.4
Total nonperforming loans	88.8	91.8	99.6	100.0	98.7
Percentage of OREO and Other Repossessed Assets:
One-to-four family	8.4	7.1	—	—	—
Manufactured homes	2.8	1.1	0.4	—	1.3
Total OREO and repossessed assets	11.2	8.2	0.4	—	1.3
Total NPAs	100.0%	100.0%	100.0%	100.0%	100.0%

The following table summarizes the allowance for credit losses at the dates and for the periods indicated (dollars in thousands, unaudited):

	At or For the Quarter Ended:
	September 30, 2025	June 30, 2025	March 31, 2025	December 31, 2024	September 30, 2024
Allowance for Credit Losses on Loans
Balance at beginning of period	$8,536	$8,393	$8,499	$8,585	$8,493
Provision for (release of) provision for credit losses during the period	65	164	(85)	(73)	106
Net charge-offs during the period	(37)	(21)	(21)	(13)	(14)
Balance at end of period	$8,564	$8,536	$8,393	$8,499	$8,585
Allowance for Credit Losses on Unfunded Loan Commitments
Balance at beginning of period	$122	$116	$234	$147	$245
(Release of) provision for credit losses during the period	(10)	6	(118)	87	(98)
Balance at end of period	112	122	116	234	147
Allowance for Credit Losses	$8,676	$8,658	$8,509	$8,733	$8,732
Allowance for credit losses on loans to total loans	0.94%	0.94%	0.95%	0.94%	0.95%
Allowance for credit losses to total loans	0.95%	0.96%	0.96%	0.97%	0.97%
Allowance for credit losses on loans to total nonperforming loans	315.20%	253.59%	86.95%	113.46%	101.13%
Allowance for credit losses to total nonperforming loans	319.32%	257.22%	88.15%	116.58%	102.86%

Total deposits decreased $516 thousand, or 0.1%, to $898.9 million at September 30, 2025, from $899.5 million at June 30, 2025 and decreased $31.3 million, or 3.4%, from $930.2 million at September 30, 2024. The decrease in total deposits from both prior dates was primarily due to normal daily fluctuations in customer account balances, reflecting routine activity rather than significant changes in overall deposit levels. Noninterest-bearing deposits increased $7.2 million, or 5.8%, to $131.4 million at September 30, 2025, compared to $124.2 million at June 30, 2025 and increased $1.7 million, or 1.3%, from $129.7 million at September 30, 2024. Noninterest-bearing deposits represented 14.6%, 13.7% and 14.0% of total deposits at September 30, 2025, June 30, 2025 and September 30, 2024, respectively.
FHLB advances totaled $25.0 million at September 30, 2025 and June 30, 2025, compared to $40.0 million at September 30, 2024. FHLB advances are primarily used to support organic loan growth and to maintain liquidity ratios in line with our asset/liability objectives. FHLB advances outstanding at September 30, 2025 had maturities ranging from early 2026 through early 2028. Subordinated notes, net totaled $11.8 million at both September 30, 2025 and June 30, 2025, and $11.7 million at September 30, 2024.
Stockholders’ equity totaled $107.5 million at September 30, 2025, an increase of $1.4 million, or 1.4%, from $106.0 million at June 30, 2025, and an increase of $5.2 million, or 5.1%, from $102.2 million at September 30, 2024. The increase in stockholders’ equity from June 30, 2025 was primarily the result of $1.7 million of net income earned during the current quarter, a $164 thousand decrease in accumulated other comprehensive loss, net of tax, and $75 thousand in share-based compensation, partially offset by the payment of $488 thousand in cash dividends to the Company's stockholders.

Sound Financial Bancorp, Inc., a bank holding company, is the parent company of Sound Community Bank, which is headquartered in Seattle, Washington and has full-service branches in Seattle, Tacoma, Mountlake Terrace, Sequim, Port Angeles, Port Ludlow and University Place. Sound Community Bank is a Fannie Mae Approved Lender and Seller/Servicer with one loan production office located in the Madison Park neighborhood of Seattle. For more information, please visit www.soundcb.com.

Forward-Looking Statements Disclaimer

When used in this press release and in documents filed or furnished by Sound Financial Bancorp, Inc. (the "Company") with the Securities and Exchange Commission (the "SEC"), in the Company's other press releases or other public or stockholder communications, and in oral statements made with the approval of an authorized executive officer, the words or phrases "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project," "intends" or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, which are based on various underlying assumptions and expectations and are subject to risks, uncertainties and other unknown factors, may include projections of our future financial performance based on our growth strategies and anticipated trends in our business. These statements are only predictions based on our current expectations and projections about future events and may turn out to be wrong because of inaccurate assumptions we might make, because of the factors listed below or because of other factors that we cannot foresee that could cause our actual results to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. You are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date made.

Factors which could cause actual results to differ materially, include, but are not limited to: adverse impacts to economic conditions in the Company’s local market areas, other markets where the Company has lending relationships, or other aspects of the Company's business operations or financial markets, including, without limitation, as a result of employment levels, labor shortages and the effects of persistent inflation, recessionary pressures or slowing economic growth; changes in interest rate levels and the duration of such changes, including action by the Board of Governors of the Federal Reserve System which could adversely affect our revenues and expenses, the values of our assets and obligations, and the availability and cost of capital and liquidity; the impact of inflation and monetary and fiscal policy responses thereto; the effects of a federal government shutdown, debt ceiling standoff, or other fiscal uncertainty; the impact of bank failures or adverse developments at other banks and related negative press about the banking industry in general on investor and depositor sentiment; changes in consumer spending, borrowing and savings habits; fluctuations in interest rates; the risks of lending and investing activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for credit losses; the Company's ability to access cost-effective funding; fluctuations in real estate values and both residential and commercial real estate market conditions; demand for loans and deposits in the Company's market area; secondary market conditions for loans; expectations regarding key growth initiatives and strategic priorities; environmental, social and governance goals and targets; results of examinations of the Company or the Bank by their regulators; increased competition; changes in management's business strategies; the ability to adapt to rapid technological changes, including advancements in artificial intelligence, digital banking, and cybersecurity; legislation or regulatory changes, including but not limited to shifts in capital requirements, banking regulations, tax laws, or consumer protection laws; vulnerabilities in information systems or third-party service providers, including disruptions, breaches, or attacks; geopolitical developments and international conflicts, including but not limited to tensions or instability in Eastern Europe, the Middle East, and Asia, or the imposition of new or increased tariffs and trade restrictions, which may disrupt financial markets, global supply chains, energy prices, or economic activity in specific industry sectors; the effects of climate change, severe weather events, natural disasters, pandemics, epidemics and other public health crises, acts of war or terrorism, domestic political unrest and other external events on our business; and other factors described in the Company's latest Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q and other documents filed with or furnished to the SEC, which are available at www.soundcb.com and on the SEC's website at www.sec.gov. The risks inherent in these factors could cause the Company's actual results to differ materially from those expressed in any forward-looking statements made by, or on behalf of, the Company and could negatively affect the Company's operating and stock performance.

The Company does not undertake—and specifically disclaims any obligation—to revise any forward-looking statement to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statement.

CONSOLIDATED INCOME STATEMENTS
(Dollars in thousands, unaudited)

	For the Nine Months Ended September 30
	2025	2024
Interest income	$43,273	$42,638
Interest expense	17,007	19,856
Net interest income	26,266	22,782
Provision for (release of) provision for credit losses	22	(134)
Net interest income after provision for (release of ) provision for credit losses	26,244	22,916
Noninterest income:
Service charges and fee income	2,020	2,001
Earnings on bank-owned life insurance	648	498
Mortgage servicing income	794	841
Fair value adjustment on mortgage servicing rights	(551)	(81)
Net gain on sale of loans	187	205
Other income	—	30
Total noninterest income	3,098	3,494
Noninterest expense:
Salaries and benefits	13,175	13,670
Operations	4,291	4,566
Regulatory assessments	663	598
Occupancy	1,284	1,255
Data processing	3,821	2,995
Net loss (gain) on OREO and repossessed assets	19	(10)
Total noninterest expense	23,253	23,074
Income before provision for income taxes	6,089	3,336
Provision for income taxes	1,175	617
Net income	$4,914	$2,719

CONSOLIDATED INCOME STATEMENTS
(Dollars in thousands, unaudited)

	For the Quarter Ended
	September 30, 2025	June 30, 2025	March 31, 2025	December 31, 2024	September 30, 2024
Interest income	$14,652	$14,915	$13,706	$14,736	$14,838
Interest expense	5,712	5,660	5,635	6,516	6,965
Net interest income	8,940	9,255	8,071	8,220	7,873
Provision for (release of) provision for credit losses	55	170	(203)	14	8
Net interest income after provision for (release of) provision for credit losses	8,885	9,085	8,274	8,206	7,865
Noninterest income:
Service charges and fee income	672	664	684	619	628
Earnings on bank-owned life insurance	225	229	195	127	186
Mortgage servicing income	262	263	269	277	280
Fair value adjustment on mortgage servicing rights	(372)	(80)	(99)	77	101
Net gain on sale of loans	94	44	49	53	40
Other income	—	—	—	7	—
Total noninterest income	881	1,120	1,098	1,160	1,235
Noninterest expense:
Salaries and benefits	4,259	4,321	4,595	3,920	4,469
Operations	1,483	1,443	1,365	1,329	1,540
Regulatory assessments	221	222	221	189	189
Occupancy	431	416	437	409	414
Data processing	1,274	1,254	1,293	1,232	1,067
Net loss (gain) on OREO and repossessed assets	8	9	3	(21)	—
Total noninterest expense	7,676	7,665	7,914	7,058	7,679
Income before provision for income taxes	2,090	2,540	1,458	2,308	1,421
Provision for income taxes	395	488	291	389	267
Net income	$1,695	$2,052	$1,167	$1,919	$1,154

CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, unaudited)

	September 30, 2025	June 30, 2025	March 31, 2025	December 31, 2024	September 30, 2024
ASSETS
Cash and cash equivalents	$101,156	$102,542	$131,494	$43,641	$148,930
Available-for-sale securities, at fair value	7,637	7,521	7,689	7,790	8,032
Held-to-maturity securities, at amortized cost	1,899	2,113	2,121	2,130	2,139
Loans held-for-sale	271	2,025	2,267	487	65
Loans held-for-portfolio	909,715	904,286	886,226	900,171	901,733
Allowance for credit losses - loans	(8,564)	(8,536)	(8,393)	(8,499)	(8,585)
Total loans held-for-portfolio, net	901,151	895,750	877,833	891,672	893,148
Accrued interest receivable	3,896	3,658	3,540	3,471	3,705
Bank-owned life insurance, net	23,138	22,913	22,685	22,490	22,363
Other real estate owned ("OREO") and other repossessed assets, net	344	300	41	—	115
Mortgage servicing rights, at fair value	4,305	4,638	4,688	4,769	4,665
Federal Home Loan Bank ("FHLB") stock, at cost	1,735	1,734	1,734	1,730	2,405
Premises and equipment, net	4,421	4,498	4,591	4,697	4,807
Right-of-use assets	3,679	3,933	3,546	3,725	3,779
Other assets	6,531	6,617	6,957	7,031	6,777
TOTAL ASSETS	$1,060,163	$1,058,242	$1,069,186	$993,633	$1,100,930
LIABILITIES
Interest-bearing deposits	$767,554	$775,262	$783,660	$705,267	$800,480
Noninterest-bearing deposits	131,389	124,197	126,687	132,532	129,717
Total deposits	898,943	899,459	910,347	837,799	930,197
Borrowings	25,000	25,000	25,000	25,000	40,000
Accrued interest payable	774	634	586	765	908
Lease liabilities	3,943	4,213	3,828	4,013	4,079
Other liabilities	10,146	10,238	10,774	9,371	9,711
Advance payments from borrowers for taxes and insurance	2,116	914	2,450	1,260	2,047
Subordinated notes, net	11,791	11,780	11,770	11,759	11,749
TOTAL LIABILITIES	952,713	952,238	964,755	889,967	998,691
STOCKHOLDERS' EQUITY:
Common stock	25	25	25	25	25
Additional paid-in capital	28,665	28,590	28,515	28,413	28,296
Retained earnings	79,724	78,517	76,952	76,272	74,840
Accumulated other comprehensive loss, net of tax	(964)	(1,128)	(1,061)	(1,044)	(922)
TOTAL STOCKHOLDERS' EQUITY	107,450	106,004	104,431	103,666	102,239
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$1,060,163	$1,058,242	$1,069,186	$993,633	$1,100,930

KEY FINANCIAL RATIOS
(unaudited)

	For the Quarter Ended
	September 30, 2025	June 30, 2025	March 31, 2025	December 31, 2024	September 30, 2024
Annualized return on average assets	0.63%	0.78%	0.45%	0.70%	0.42%
Annualized return on average equity	6.26%	7.78%	4.53%	7.40%	4.50%
Annualized net interest margin(1)	3.48%	3.67%	3.25%	3.13%	2.98%
Annualized efficiency ratio(2)	78.16%	73.88%	86.31%	75.25%	84.31%
(1)Net interest income divided by average interest earning assets.
(2)Noninterest expense divided by total revenue (net interest income and noninterest income).

PER COMMON SHARE DATA
(unaudited)

	At or For the Quarter Ended
	September 30, 2025	June 30, 2025	March 31, 2025	December 31, 2024	September 30, 2024
Basic earnings per share	$0.66	$0.80	$0.45	$0.75	$0.45
Diluted earnings per share	$0.66	$0.79	$0.45	$0.74	$0.45
Weighted-average basic shares outstanding	2,556,562	2,556,562	2,554,265	2,547,210	2,544,233
Weighted-average diluted shares outstanding	2,575,575	2,577,990	2,578,609	2,578,771	2,569,368
Common shares outstanding at period-end	2,566,069	2,566,069	2,566,069	2,564,907	2,564,095
Book value per share	$41.87	$41.31	$40.70	$40.42	$39.87

AVERAGE BALANCE, AVERAGE YIELD EARNED, AND AVERAGE RATE PAID
(Dollars in thousands, unaudited)

The following table presents, for the periods indicated, the total dollar amount of interest income from average interest-earning assets and the resultant yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and rates. Income and yields on tax-exempt obligations have not been computed on a tax equivalent basis. All average balances are daily average balances. Nonaccrual loans have been included in the table as loans carrying a zero yield for the period they have been on nonaccrual (dollars in thousands).

	Three Months Ended
	September 30, 2025			June 30, 2025			September 30, 2024
	Average Outstanding Balance	Interest Earned/Paid	Yield/Rate	Average Outstanding Balance	Interest Earned/Paid	Yield/Rate	Average Outstanding Balance	Interest Earned/Paid	Yield/Rate
Interest-Earning Assets:
Loans receivable	$910,330	$13,512	5.89%	$895,039	$13,695	6.14%	$898,570	$12,876	5.70%
Interest-earning cash	95,422	1,016	4.22%	102,572	1,097	4.29%	138,240	1,830	5.27%
Investments	12,541	124	3.92%	12,842	123	3.84%	13,806	132	3.80%
Total interest-earning assets	$1,018,293	14,652	5.71%	1,010,453	$14,915	5.92%	$1,050,616	14,838	5.62%
Interest-Bearing Liabilities:
Savings and money market accounts	$350,582	2,367	2.68%	$346,655	2,258	2.61%	$340,281	2,688	3.14%
Demand and NOW accounts	132,309	103	0.31%	138,150	107	0.31%	148,252	151	0.41%
Certificate accounts	291,139	2,805	3.82%	288,286	2,860	3.98%	303,632	3,524	4.62%
Subordinated notes	11,787	168	5.65%	11,777	168	5.72%	11,745	168	5.69%
Borrowings	25,000	269	4.27%	25,007	267	4.28%	40,000	434	4.32%
Total interest-bearing liabilities	$810,817	5,712	2.79%	$809,875	5,660	2.80%	$843,910	6,965	3.28%
Net interest income/spread		$8,940	2.91%		$9,255	3.12%		$7,873	2.34%
Net interest margin			3.48%			3.67%			2.98%

Ratio of interest-earning assets to interest-bearing liabilities	126%			125%			124%
Noninterest-bearing deposits	$127,970			$121,906			$132,762
Total deposits	902,000	$5,275	2.32%	894,997	$5,225	2.34%	924,927	$6,363	2.74%
Total funding (1)	938,787	5,712	2.41%	931,781	5,660	2.44%	976,672	6,965	2.84%
(1)Total funding is the sum of average interest-bearing liabilities and average noninterest-bearing deposits. The cost of total funding is calculated as annualized total interest expense divided by average total funding.

	Nine Months Ended
	September 30, 2025			September 30, 2024
	Average Outstanding Balance	Interest Earned/Paid	Yield/Rate	Average Outstanding Balance	Interest Earned/Paid	Yield/Rate
Interest-Earning Assets:
Loans receivable	$900,780	$39,795	5.91%	$895,300	$37,429	5.58%
Interest-earning cash	97,996	3,123	4.26%	122,194	4,832	5.28%
Investments	11,431	355	4.15%	12,607	377	3.99%
Total interest-earning assets	$1,010,207	43,273	5.73%	$1,030,101	42,638	5.53%
Interest-Bearing Liabilities:
Savings and money market accounts	$344,274	6,684	2.60%	$308,845	6,669	2.88%
Demand and NOW accounts	137,090	317	0.31%	153,897	440	0.38%
Certificate accounts	289,800	8,704	4.02%	312,176	10,950	4.69%
Subordinated notes	11,777	504	5.72%	11,735	504	5.74%
Borrowings	25,002	798	4.27%	40,000	1,293	4.32%
Total interest-bearing liabilities	$807,943	17,007	2.81%	$826,653	19,856	3.21%
Net interest income/spread		$26,266	2.91%		$22,782	2.32%
Net interest margin			3.48%			2.95%

Ratio of interest-earning assets to interest-bearing liabilities	125%			125%
Noninterest-bearing deposits	$125,370			$131,365
Total deposits	896,534	$15,705	2.34%	906,283	$18,059	2.66%
Total funding (1)	933,313	17,007	2.44%	958,018	19,856	2.77%
(1)Total funding is the sum of average interest-bearing liabilities and average noninterest-bearing deposits. The cost of total funding is calculated as annualized total interest expense divided by average total funding.

LOANS
(Dollars in thousands, unaudited)

	September 30, 2025	June 30, 2025	March 31, 2025	December 31, 2024	September 30, 2024
Real estate loans:
One-to-four family	$257,797	$262,672	$262,457	$269,684	$271,702
Home equity	29,903	28,582	28,112	26,686	25,199
Commercial and multifamily	408,802	398,429	392,798	371,516	358,587
Construction and land	52,797	49,926	42,492	73,077	85,724
Total real estate loans	749,299	739,609	725,859	740,963	741,212
Consumer loans:
Manufactured homes	42,735	43,112	42,448	41,128	40,371
Floating homes	88,674	91,448	86,626	86,411	86,155
Other consumer	17,031	17,259	18,224	17,720	18,266
Total consumer loans	148,440	151,819	147,298	145,259	144,792
Commercial business loans	14,214	14,779	14,690	15,605	17,481
Total loans	911,953	906,207	887,847	901,827	903,485
Less:
Premiums	644	662	688	718	736
Deferred fees, net	(2,882)	(2,583)	(2,309)	(2,374)	(2,488)
Allowance for credit losses - loans	(8,564)	(8,536)	(8,393)	(8,499)	(8,585)
Total loans held-for-portfolio, net	$901,151	$895,750	$877,833	$891,672	$893,148

DEPOSITS
(Dollars in thousands, unaudited)

	September 30, 2025	June 30, 2025	March 31, 2025	December 31, 2024	September 30, 2024
Noninterest-bearing demand	$131,388	$124,197	$126,687	$132,532	$129,717
Interest-bearing demand	129,570	137,222	143,595	142,126	148,740
Savings	60,106	61,813	63,533	61,252	61,455
Money market	286,827	282,346	287,058	206,067	285,655
Certificates	291,052	293,881	289,474	295,822	304,630
Total deposits	$898,943	$899,459	$910,347	$837,799	$930,197

CREDIT QUALITY DATA
(Dollars in thousands, unaudited)

	At or For the Quarter Ended
	September 30, 2025	June 30, 2025	March 31, 2025	December 31, 2024	September 30, 2024
Total nonperforming loans	$2,717	$3,366	$9,653	$7,491	$8,489
OREO and other repossessed assets	344	300	41	—	115
Total nonperforming assets	$3,061	$3,666	$9,694	$7,491	$8,604
Net charge-offs during the quarter	$(37)	$(21)	$(21)	$(13)	$(14)
Provision for (release of) credit losses during the quarter	55	170	(203)	14	8
Allowance for credit losses - loans	8,564	8,536	8,393	8,499	8,585
Allowance for credit losses - loans to total loans	0.94%	0.94%	0.95%	0.94%	0.95%
Allowance for credit losses - loans to total nonperforming loans	315.20%	253.59%	86.95%	113.46%	101.13%
Nonperforming loans to total loans	0.30%	0.37%	1.09%	0.83%	0.94%
Nonperforming assets to total assets	0.29%	0.35%	0.91%	0.75%	0.78%

OTHER STATISTICS
(Dollars in thousands, unaudited)

	At or For the Quarter Ended
	September 30, 2025	June 30, 2025	March 31, 2025	December 31, 2024	September 30, 2024

Total loans to total deposits	101.45%	100.75%	97.53%	107.64%	97.13%
Noninterest-bearing deposits to total deposits	14.62%	13.81%	13.92%	15.82%	13.95%

Average total assets for the quarter	$1,063,972	$1,055,881	$1,051,135	$1,089,067	$1,095,404
Average total equity for the quarter	$107,375	$105,803	$104,543	$103,181	$102,059

Contact

Financial:
Wes Ochs
President/CFO
(206) 436-8587

Media:
Laurie Stewart
CEO
(206) 436-1495